Exhibit 1

JOINT FILING AGREEMENT

          The undersigned hereby agree that the Schedule 13D with respect to the Common Stock of Enterprise Informatics, Inc., dated as of October 17, 2007, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Act.

Date: October 17, 2007

Southpaw Credit Opportunities Master Fund LP By: Southpaw GP LLC, its general partner By: /s/ Kevin Wyman Name: Kevin Wyman Title: Managing Member

Southpaw Asset Management LP By: Southpaw Holdings LLC, its general partner By: /s/ Kevin Wyman Name: Kevin Wyman Title: Managing Member

Southpaw Holdings, LLC By: /s/ Kevin Wyman Name: Kevin Wyman Title: Managing Member By: /s/ Kevin Wyman Kevin Wyman By: /s/ Howard Golden Howard Golden